EXHIBIT 99.1

ENGlobal Announces Technology Patents and Project Awards

Adds Subsea Business Manager to Support Subsea/Offshore Opportunities

HOUSTON, March 27, 2014 (GLOBE NEWSWIRE) -- ENGlobal Corporation (Nasdaq:ENG), a leading provider of energy-related engineering and automation services, today announced that its Universal Master Control Station™ (UMCS™) and its industrial Heating, Ventilation, and Air Conditioning (HVAC™) solution were issued patents by the U.S. Patent and Trademark Office. The Company also announced that both the UMCS™ and HVAC™ solutions have been awarded new projects based primarily on the benefits of these respective technologies.

  ENGlobal's UMCS™ monitors and controls subsea equipment from multiple vendors within a single master control station, among other features. As previously announced, ENGlobal's first UMCS™ was successfully installed on an offshore platform in the Gulf of Mexico for a major international oil and gas company. Today, the Company announced a follow-on order for an additional UMCS™ from the same client.

  ENGlobal's HVAC™ is used primarily in rugged, industrial applications including those requiring higher reliability redundant configurations and hazardous area building pressurization. The self-contained system incorporates both a programmable logic controller (PLC) and a human machine interface (HMI), which provides for both local, as well as networked operation and monitoring. The HVAC™ is also specially designed to operate successfully in very hot ambient temperatures with full cooling capacity in environments up to 122ºF (50ºC). Today, the Company announced that a major drilling contractor has selected ENGlobal's HVAC™ for their upcoming driller cabin applications.

The Company also announced that Mr. Michael Martin joined ENGlobal as Subsea Controls and Integration Business Manager with a focus on developing business based on the UMCS™ and other subsea/offshore opportunities. Mike has over 30 years of entrepreneurial experience introducing new technology into the oil and gas industry. Prior to joining ENGlobal, Mr. Martin was a business development manager for Schlumberger and The Wood Group developing upstream offshore production and operations optimization solutions for assets in the Gulf of Mexico, Brazil, Mexico, North Sea, Middle East, Australia, and West Africa.

"We are pleased that the UMCS™ and HVAC™ solutions have become patented technology as we continue to build and strengthen our proprietary technology as a differentiator in the energy services marketplace," said stated William A. Coskey, P.E., Chairman and CEO of ENGlobal. "Our proprietary technology is validated by wins from two of our key customers, which we believe will lay the groundwork for these high potential market segments. Finally, I'm extremely excited to have Mike Martin's depth of experience now on our team, and am confident he will greatly expand our prospects with many new subsea and offshore clients."

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and related project services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of advanced automation, control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to execute to our internal performance plans such as our post-divestiture outlook, productivity improvement and cost containment initiatives; (2) our ability to comply with the terms under the new credit facility; (3) our ability to achieve profitability and positive cash flow from operations; (4) our ability to collect accounts receivable and process accounts payable in a timely manner; (5) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services; (6) our ability to achieve our business strategy while effectively managing costs and expenses; (7) the effect of changes in the price of oil; (8) delays related to contract awards; (9) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations; (10) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies; (11) the effect on our competitive position within our market area in view of, among other things, competitive pricing pressure; and (12) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com